Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

North Mountain Merger Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)(5)
Class A common stock, par value $0.0001 per share	94,307,448(2)	$6.60(3)	$502,429,157(3)	$46,576

(1)
Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“North Mountain Class A Common Stock”), of the registrant (“North Mountain”) to be issued in connection with the business combination described herein (the “Business Combination”). This number is based on the sum of (a) the 89,307,448 shares of North Mountain Class A Common Stock issuable on the consummation of the Business Combination and (b) up to 5,000,000 shares of North Mountain Class A Common Stock that may be issued after such date pursuant to the earnout provisions of the Merger Agreement described herein.

(3)
Corcentric is a private company and no market exists for its securities. In accordance with Rule 457(f)(2) and (3), the registration fee payable is calculated on the basis of the book value of the Corcentric equity securities of $6.60 as of September 30, 2021, less $120,000,000 cash payable in connection with the Transaction. Accordingly, the Proposed Maximum Aggregate Offering Price with respect to the shares acquired by North Mountain in exchange for the Class A Common Stock that is the basis of the registration fee calculation is $502,429,157.

(4)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) .0000927.
(5)	Previously paid.